Exhibit 99.1
LGI Homes, Inc. Appoints Shailee Parikh to its Board of Directors
THE WOODLANDS, Texas, December 08, 2021 (GLOBE NEWSWIRE) – LGI Homes, Inc. (NASDAQ: LGIH) today announced that it has appointed Shailee Parikh as a new independent director to its Board, effective December 31, 2021.
As Global Head of Strategy and Solution Development for Health Solutions at Aon plc, a leading global professional services firm, Ms. Parikh is responsible for leading strategic planning, solution design and development, and product lifecycle management for Aon’s Health business.
Prior to Ms. Parikh’s current role, she has held various leadership positions within Aon including Chief Financial Officer of EMEA, Aon Hewitt; Senior Vice President, Global Business Services; and Chief of Staff to the Chief Executive Officer of Aon plc. Ms. Parikh is a proven leader, having managed several transformational initiatives that successfully reshaped the business and delivered enhanced operational and financial outcomes. Prior to her roles with Aon, Ms. Parikh served in various finance leadership capacities, including roles with Reunion Bank of Florida, BB&T (formerly Colonial Bank) and within the Investment Banking Division of Morgan Stanley.
Ms. Parikh holds an MBA from Stetson University, a BS in Industrial Engineering and a BA in Economics from Northwestern University.
Eric Lipar, Chairman and Chief Executive Officer, stated, “We are excited to welcome Shailee Parikh to LGI Homes’ Board of Directors. Shailee’s broad, multi-disciplinary experience in global corporate strategy, operations and finance will provide valuable perspectives and enhance the diversity of expertise on our Board.”
About LGI Homes, Inc.
LGI Homes, Inc. is a pioneer in the homebuilding industry, successfully applying an innovative and systematic approach to the design, construction and sale of homes. As one of America’s fastest growing companies, LGI Homes has a notable legacy of more than 18 years of homebuilding excellence, over which time it has closed more than 50,000 homes and has been profitable every year. Headquartered in The Woodlands, Texas, LGI Homes has operations across 35 markets in 19 states and, since 2018, has been ranked as the 10th largest residential builder in the United States based on units closed. Nationally recognized for its quality construction and exceptional customer service, LGI Homes’ commitment to excellence extends to its more than 900 employees, earning the Company numerous workplace awards at the local, state and national level, including Top Workplaces USA’s 2021 Cultural Excellence Award. For more information about LGI Homes and its unique operating model focused on making the dream of homeownership a reality for families across the nation, please visit the Company’s website at www.lgihomes.com.

CONTACT:
Joshua D. Fattor
Vice President of Investor Relations
(281) 210-2586
investorrelations@lgihomes.com